Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE: www.southernfirst.com

Southern First Reports Results for 2008

Greenville, SC, January 20, 2009 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, NA (also doing business as Greenville First Bank), today announced that net income for the fourth quarter 2008 was $370 thousand compared to $770 thousand for the fourth quarter of 2007.  The lower net income in the 2008 period is attributable to the increase in the provision for loan losses and declining net interest margin.

Net income for the year ended December 31, 2008 was $1.9 million and operating income was $3.1 million.  Net income for the year ended December 31, 2007 was $3.4 million and operating income was $3.2 million.  Net income decreased $1.6 million from the 2007 period while operating income decreased only $116 thousand compared to the same period in 2007.  Included in 2008 was a non-cash impairment charge of $1.9 million on our Fannie Mae (FNMA) preferred stock.  Net of taxes, the impairment charge was $1.3 million. Net income for 2007 includes an after-tax gain of $210 thousand related to the sale of the bank’s former main office building which occurred during the first six months of 2007.

“The current operating environment is challenging with continuing deterioration in our economy and the historically low interest rates resulting from actions by our Federal Reserve System,” stated Art Seaver, the company’s CEO.  Seaver added, “We are disappointed in our company’s earnings during 2008.  Shrinking margins, higher loan loss provisions, and the loss on our investment in Fannie Mae preferred stock resulted in performance that we believe is not typical of Southern First Bank. We are responding to this environment by preserving capital, aggressively managing the risk in our loan portfolio, and increasing our focus on retail deposits.”

During 2008, the company recorded a $3.2 million non-cash expense related to the provision for loan losses.  The 2008 provision was $1.1 million higher than the $2.1 million provision in 2007.  During the fourth quarter of 2008, the bank recorded a provision for loan losses of $1.2 million compared to a $760 thousand provision in the fourth quarter of 2007.  The company’s allowance for loan losses was 1.24% at December 31, 2008 compared to 1.13% at December 31, 2007.  Annualized charge-offs for 2008 were 0.35% of average loans compared to 0.27% in 2007.  “During the fourth quarter, we increased our loan loss reserve by $1.2 million and recognized additional losses in our loan portfolio,” stated Seaver. “While the Greenville and Columbia real estate markets appear to have remained relatively stable, we believe it is prudent to increase our loan loss reserve in order to strengthen our balance sheet.”

Non-performing assets totaled $9.8 million at December 31, 2008, representing 1.42% of total assets compared to 0.78% at the end of 2007.  Non-performing assets at the end of 2008 consisted of $7.7 million of non-performing loans and $2.1 million of other real estate owned.

Total assets were $693.0 million as of December 31, 2008, compared to $628.1 million as of December 30, 2007, a 10.3% increase for the year 2008.  Loans increased 11.2% during 2008 to $559.6 million compared to $503.1 million at the end of 2007.  Mr. Seaver added, “Although loan demand remains strong, we have chosen to limit our level of growth in loans during the last half of 2008.  Asset growth is not a primary strategy of our company in the current operating environment.  Our present strategy is to preserve capital, manage portfolio risk, improve our margins, and continue growing retail deposits.”

Deposits grew to $469.5 million at December 31, 2008, compared to $412.8 million at December 31, 2007.  “The increase reflects our company’s emphasis on deposits,” stated Seaver.  The company opened two new retail offices in July of 2008 and now operates four offices in the Greenville market and two offices in the Columbia market.  The company has also announced the construction of a new regional office in the Columbia market scheduled to open in the third quarter of 2009.

The Company’s book value per share was $13.07 as of December 31, 2008, while the closing stock price on that day was $9.20 per share.

SUMMARY CONSOLIDATED FINANCIAL DATA

 Our summary consolidated financial data as of and for the three months and year ended December 31, 2008 and three months ended December 31, 2007 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months		Year
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
	(Dollars and shares in thousands, except per share data)

Summary Results of Operations Data:
Interest income	$9,508	$10,536	$40,212	$39,520
Interest expense	5,163	6,154	21,853	22,781
Net interest income	4,345	4,382	18,359	16,739
Provision for loan losses	1,211	760	3,161	2,050

Net interest income after provision for loan losses	3,134	3,622	15,198	14,689
Noninterest income	342	273	(399)	1,262
Noninterest expense	3,110	2,762	12,321	10,875
Income before taxes	366	1,133	2,478	5,076
Income tax expense (benefit)	(4)	363	626	1,641
Net income	$370	$770	$1,852	$3,435

Reconciliation of GAAP to Non-GAAP Measures
Net income, as reported (GAAP)	$370	$770	$1,852	$3,435
Non-operating items:
Impairment charge on FNMA stock, net of income tax	59	-	1,257	-
Gain on property held for sale, net of income tax	-	-	-	(210)
Operating earnings (net income, excluding non-
operating items)	$429	$770	$3,109	$3,225

Per Share Data:
Net income, basic	$0.12	$0.26	$0.62	$1.17
Net income, diluted	$0.12	$0.24	$0.58	$1.06
Book value	$13.07	$12.99	$13.07	$12.99

Weighted average number of shares outstanding:
Basic	3,037	2,946	2,998	2,942
Diluted	3,144	3,212	3,167	3,234

Performance Ratios:
Return on average assets (1)	0.21%	0.50%	0.27%	0.60%
Return on average equity (1)	3.77%	8.00%	4.70%	9.40%
Net interest margin (1)	2.61%	2.92%	2.80%	3.05%
Efficiency ratio (2)	66.34%	59.35%	68.60%	60.41%

Growth Ratios and Other Data:
Percentage change in net income from the same
period of the previous year	(51.9)%		(46.1)%
Percentage change in diluted net income per
Share from the same period of the previous year	(50.0)%		(45.3)%

 ______________________________

(1)  Annualized for the three month period.

(2)  Computed by dividing noninterest expense by the sum of net interest income, excluding the gain on sale and impairment charge on securities and real estate activity, and noninterest income.

SUMMARY OF CONSOLIDATED FINANCIAL DATA, CONTINUED

	At December 31,
	2008	2007
	(Dollars in thousands)

Summary Balance Sheet Data:
Assets	$692,979	$628,129
Investment securities	85,412	87,507
Loans (3)	566,607	508,850
Allowance for loan losses	7,006	5,751
Deposits	469,538	412,821
Federal Home Loan Bank Advances and related debt	164,675	158,520
Junior subordinate debentures	13,403	13,403
Shareholders’ equity	39,786	38,278

Asset Quality Ratios:
Nonperforming assets, past due and restructured
loans to total loans (3)	1.73%	0.92%
Nonperforming assets, past due and restructured
loans to total assets	1.42%	0.75%
Net charge-offs year to date to average total loans (3)	0.35%	0.27%
Allowance for loan losses to nonperforming loans	91.00%	129.65%
Allowance for loan losses to total loans (3)	1.24%	1.13%

Capital Ratios:
Average equity to average assets	5.69%	6.35%
Leverage ratio	7.74%	8.31%
Tier 1 risk-based capital ratio	9.30%	10.02%
Total risk-based capital ratio	10.44%	11.15%

Growth Ratios and Other Data:
Percentage change in assets	10.32%
Percentage change in loans (3)	11.35%
Percentage change in deposits	13.74%
Percentage change in equity	3.94%
Loans to deposit ratio (3)	120.67%

(3)   Includes nonperforming loans.

EXPLANATION OF USE OF CERTAIN NON-GAAP FINANCIAL MEASURES

 AND FORWARD-LOOKING STATEMENTS

This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”).  The attached financial highlights provide reconciliations between GAAP net income and operating earnings, which is a non-GAAP measure.  The company's management believes that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the company's operating results from period to period in a meaningful manner.  Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, and investors should consider the company's impairment charge on the FNMA preferred stock in the third and fourth quarters of 2008 and the gain on property held for sale in the first six months of 2007 when assessing the performance of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results as reported under GAAP.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations projected growth, or loan quality, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, changes in the credit markets, greater than expected non-interest expenses, excessive loan losses and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  For a more detailed description of factors that could cause or contribute to such differences, please see our filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.